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                                                                   EXHIBIT 10.24

                                October 29, 2002

Mr. Robert J. Gagalis
c/o Enterasys Networks, Inc.
50 Minuteman Drive
Andover, MA 01810

         Re: Separation Agreement and Release

Dear Bob:

         As we have discussed, your employment with Enterasys Networks, Inc. (the "Company") will terminate effective as of November 15, 2002 (the "Separation Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

         1. RESIGNATION. You hereby resign your positions and offices as Chief Financial Officer and Treasurer of the Company effective as of October 29, 2002. You hereby resign, as of the Separation Date, your employment and all other positions, offices and directorships held with the Company or any of its Affiliates (as defined below). Your resignations are hereby accepted by the Company on its own behalf and on behalf of its Affiliates. You agree to sign and return any additional documentation which the Company may request to effect or confirm your resignations.

         2. FINAL SALARY AND VACATION PAY AND OUTSTANDING BUSINESS EXPENSES. You will be paid, at your current base rate, for all work you perform for the Company from the date of this letter, above, through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any Paid Time Off you had earned, but not used, as of the Separation Date. If you have outstanding business expenses incurred prior to the Separation Date which are eligible for reimbursement under Company policy, they will be reimbursed, provided that you submit the required documentation and substantiation on or before November 15, 2002.

         3. SEVERANCE BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the agreement between you and the Company captioned Confidentiality/Non-Disclosure Agreement which you signed on June 26, 2001 (the "Confidentiality Agreement"), a copy of which is attached, the Company will provide you the following severance pay and benefits:

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                  (a)      The Company will pay you your salary, at your final
base rate of pay, for the period of twelve months following the Separation Date (the "Severance Pay Period"). Payments will made in the form of salary continuation and will begin on the next regular Company payday which is at least five business days following the latest of Separation Date; the effective date of this Agreement or the date this Agreement executed by you is received by the Company. The first payment will be retroactive to the day following the Separation Date.

                  (b) If you were enrolled in the Company's medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA." If you do so by signing and returning the COBRA election form no later than the date you sign and return this Agreement, then, until the conclusion of the Severance Pay Period or, if earlier, until the date you become eligible for coverage under the health plan of another employer, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans the same amount that it contributes to the premium cost of coverage of active employees and their eligible dependents. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost by payroll deduction. You agree to notify the Company immediately if you become eligible for coverage under the health plan of another employer during the Severance Pay Period and to repay promptly any excess contributions made by the Company. After the Company's contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee.

                  (c) On the effective date of this Agreement, the Company will transfer ownership to you of the IBM X22 ThinkPad laptop computer and RIM Blackberry pager which it previously provided for your business use. You agree to provide to the Company an electronic copy of all documents related to the business of the Company and its Affiliates on the computer and pager and to return to the Company any non-electronic documents or other records related to the business of the Company or its Affiliates in your possession; maintain such documents or records until the conclusion of any and all governmental investigations, litigations or regulatory or other proceedings in which you are named as a party that have arisen relating to the exercise of your duties and responsibilities as an employee of the Company; and then permanently remove those documents from the devices and destroy or return to the Company any other documents or other records related to the business of the Company or its Affiliates, without retaining any copies thereof in whatever form after the conclusion of such governmental investigations, litigations or regulatory or other proceedings.

                  (d) The Company will pay the reasonable cost of services to you, up to an aggregate of $15,000, by an outplacement firm selected by the Company to which you have no reasonable objection, such services to be provided from the

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effective date of this Agreement until the earlier of the date you accept full-time employment or the expiration of one year from the Separation Date.

         4. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

         5. ACKNOWLEDGEMENT OF FULL PAYMENT. You acknowledge and agree that the payments to be provided in accordance with paragraph 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. Further, it is agreed that severance pay and other benefits to which you are entitled under Paragraph 3 of this Agreement shall be reduced by any other payments or benefits to which you may be entitled under applicable law as a result of termination of your employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like, but exclusive of any unemployment benefits to which you are eligible under applicable law.

         6. STATUS OF EMPLOYEE BENEFITS, PAID TIME OFF AND STOCK OPTIONS. Except as otherwise expressly provided in paragraph 3(b) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off after the Separation Date. Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. All stock options which are unvested as of the Separation Date shall be cancelled and shall terminate as of that date.

         7.       NON-COMPETITION, CONFIDENTIALITY AND NON-DISPARAGEMENT.

                  (a) You agree that the following restrictions on your activities are necessary to protect the goodwill, Confidential Information (as defined in the Confidentiality Agreement) and other legitimate business interests of the Company :

                           (i) You agree that, except with the prior written consent of the Board or its designee, for a period of one year following the Separation Date, you will not, directly or indirectly, compete, or undertake any planning to compete, with the Company or any of its Affiliates, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which you have provided services, as conducted or in active planning during your employment. It is agreed that

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         the foregoing shall not prevent your passive ownership of five percent
         (5%) or less of the equity securities of any publicly traded company. It is further agreed that your obligations under this paragraph will terminate upon the voluntary or involuntary filing by the Company of a Chapter 7 or 11 bankruptcy petition.

                           (ii) You also acknowledge and agree that, were you to breach the provisions of the paragraph set forth immediately above, the harm to the Company would be irreparable. You therefore agree that in the event of such a breach or threatened breach the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. You further agree that, in the event that any provision of the paragraph immediately above shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

                  (b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others, and except as otherwise required by law. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could reasonably be expected to harm the business interests or reputation of the Company or its Affiliates. The Company agrees that neither William K. O'Brien, Gerald M. Haines II, Richard S. Haak, Jr., Kimberly A. Buxton nor any member of the Board of Directors of the Company will disparage you or direct any other person in the Company to disparage you to any third parties. The Company further agrees that if Messrs. O'Brien, Haines, or Haak or Ms. Buxton learns that any officer or Director is disparaging or has disparaged you to a third party, the Company will take reasonable steps to halt such disparagement. Notwithstanding the foregoing, nothing in this paragraph shall be construed as preventing or otherwise limiting you, the Company and/or its Affiliates and their respective directors, officers, employees or other agents from testifying fully and truthfully or otherwise providing full and truthful information, evidence or testimony in connection with any litigation, governmental or regulatory investigation or proceeding, or any other proceedings.

         8. RETURN OF COMPANY DOCUMENTS AND OTHER PROPERTY. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business (whether present or otherwise) of the Company or any of its Affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control, other than as expressly provided in accordance with paragraph 3(c) above. Further, you represent and warrant that you have not retained any

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copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise), other than as expressly provided in accordance with paragraph 3(c) above. You acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

         9.       EMPLOYEE COOPERATION.

                  (a) You agree that, during the Severance Pay Period, and without additional compensation except as provided in Paragraph (b) of this
Section 9, you will, upon reasonable request, provide advice and consultation to the Company with respect to your former duties and responsibilities and otherwise support the Company's management transition and that you will be supportive of the Company's policies and operational and sales activities, except where doing so would cause you to waive or derogate your rights and/or privileges under applicable law.

                  (b) You also agree, during the Severance Pay Period and thereafter, to cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, except where doing so would cause you to waive or derogate your rights and/or privileges under applicable law. As part of the cooperation agreed to herein, you shall provide complete and truthful information to the Company and its Affiliates and their attorneys with respect to any matter arising during or related to your employment, except where doing so would cause you to waive or derogate your rights and/or privileges under applicable law. Specifically, you shall make yourself available to meet with the personnel and attorneys of the Company and its Affiliates and shall provide to the Company and its Affiliates and their attorneys any and all documentary or other physical evidence pertinent to any such matter, except where doing so would cause you to waive or derogate your rights and/or privileges under applicable law. Finally, you shall promptly notify the Chief Legal Officer of the Company, within three business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or in any way relating to your employment. You will not be entitled to additional compensation for your compliance with your obligations hereunder, except that the Company will (i) reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder (provided such expenses are authorized by the Company in advance), and (ii) compensate you at the rate of $150 per hour for time spent by you on compliance with your obligations hereunder to the extent that such time is in excess of 5 hours in any single calendar week, excluding time spent providing testimony, whether in a deposition or any other legal or regulatory proceeding.

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         10.      RELEASE OF CLAIMS.

                  (a) In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims of every type and description, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any of its Affiliates or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, members, managers, partners, joint venturers, employees, agents and representatives, their successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims, except causes of action, rights or claims regarding any right to indemnification by the Company and/or its Affiliates to which you may be entitled pursuant to and in accordance with their respective certificates of incorporation, bylaws and/or under applicable law. The parties acknowledge that, pursuant to a letter dated February 19, 2002 from your attorney to Gerald M. Haines, you have requested indemnification and agreed to an undertaking to repay, under certain circumstances, amounts advanced by the Company on your behalf.

                  (b) This Agreement, including the release of claims set forth immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 7(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

         11. Definition. As used in this Agreement, the term "Affiliates" means any and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

         12.      MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only (i) the

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Confidentiality Agreement and your obligations with respect to the securities of the Company, and (ii) any right to indemnification to which you may be entitled pursuant to and in accordance with the Company's and/or its Affiliates' certificates of incorporation or bylaws and/or under applicable law, all of which shall remain in full force and effect in accordance with their terms.

                  (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  (c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under the Confidentiality Agreement.

         If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                    Sincerely,
                                    ENTERASYS NETWORKS, INC.

                                    By:   /s/ William K. O'Brien
                                          ----------------------------
                                         William K. O'Brien
                                         Chief Executive Officer

Accepted and agreed:

Robert J. Gagalis

Signature: /s/Robert J. Gagalis
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Date: _________________________________